EXHIBIT 99.1

Willis Towers Watson Reports Third Quarter 2020 Earnings

  Revenue1 for the quarter increased 1% to $2.0 billion with flat constant currency revenue
  Year-to-date cash flows from operating activities were $1.2 billion, up 95% compared to $620 million in the prior year
  Year-to-date free cash flow was $1.0 billion, up 130% compared to $445 million in the prior year
  Diluted Earnings per Share were $0.93 for the quarter, up 60% over prior year
  Adjusted Diluted Earnings per Share were $1.33 for the quarter, up 2% over prior year
  Income from Operations was $73 million or 3.6% of revenue, down 180 basis points over the prior year quarter
  Adjusted Operating Income was $238 million or 11.8% of revenue, up 20 basis points over the prior year quarter

ARLINGTON, Va. and LONDON, Oct. 29, 2020 (GLOBE NEWSWIRE) -- Willis Towers Watson (NASDAQ: WLTW) (the “Company”), a leading global advisory, broking and solutions company, today announced financial results for the third quarter ended September 30, 2020.

“I am very pleased with the Company’s financial results for the third quarter and year to date. Despite the challenging operating environment brought on by the COVID-19 pandemic, we delivered solid margins, strong free cash flow growth, and adjusted EPS growth,” said John Haley, Willis Towers Watson’s chief executive officer. “The third quarter results are reflective of our prudent cost-management and liquidity preservation efforts. Though there is looming uncertainty around the duration and severity of business disruptions, I am encouraged by the resilience we have demonstrated to date, and we remain confident in our ability to drive improvements and deliver value for our clients and shareholders.”

Third Quarter Company Highlights

Revenue was $2.01 billion for the third quarter of 2020, an increase of 1% (flat constant currency and 1% decrease organic) as compared to $1.99 billion for the same period in the prior year.

For the nine months ended September 30, 2020, revenue was $6.59 billion, an increase of 4% (5% increase constant currency and 1% increase organic) as compared to $6.35 billion for the same period in the prior year.

Income from operations for the third quarter of 2020 was $73 million, or 3.6% of revenue, a decrease of 180 basis points compared to the third quarter of the prior year. Adjusted operating income was $238 million, or 11.8% of revenue, up 20 basis points compared to the third quarter of the prior year. Net income attributable to Willis Towers Watson for the third quarter of 2020 was $121 million, an increase of 61% from $75 million for the prior-year third quarter. For the quarter, diluted earnings per share were $0.93 and adjusted diluted earnings per share were $1.33. Net income attributable to Willis Towers Watson and diluted earnings per share for the third quarter of 2020 included pre-tax $42 million of transaction and integration expenses mostly related to the pending business combination with Aon plc. The U.S. GAAP tax rate for the quarter was 27.6%, and the adjusted income tax rate for the quarter used in calculating adjusted diluted earnings per share was 30.0%.

For the nine months ended September 30, 2020, income from operations was $596 million, or 9.0% of revenue, a decrease of 110 basis points compared to the same period in the prior year. Adjusted operating income was $1.1 billion, or 16.1% of revenue, flat compared to the same period in the prior year. Net income attributable to Willis Towers Watson for the nine months ended September 30, 2020 was $520 million, an increase of 4% from $500 million for the same period in the prior year. For the nine months ended September 30, 2020, diluted earnings per share were $3.99 and adjusted diluted earnings per share were $6.47. Net income attributable to Willis Towers Watson and diluted earnings per share for the nine months ended September 30, 2020 included pre-tax $65 million of transaction and integration expenses mostly related to the pending business combination with Aon plc. For the nine months ended September 30, 2020, the U.S. GAAP tax rate was 27.1%, and the adjusted income tax rate used in calculating adjusted diluted earnings per share was 23.1%.

1 The revenue amounts included in this release are presented on a U.S. GAAP basis except where stated otherwise. The segment discussion is on an organic basis.

Net income for the third quarter of 2020 was $122 million, or 6.1% of revenue, an increase from net income of $80 million, or 4.0% of revenue for the prior-year third quarter. Adjusted EBITDA for the third quarter of 2020 was $382 million, or 19.0% of revenue, an increase from Adjusted EBITDA of $344 million, or 17.3% of revenue.

For the nine months ended September 30, 2020, net income was $537 million, or 8.2% of revenue, an increase from net income of $522 million, or 8.2% of revenue for the same period in the prior year. Adjusted EBITDA for the nine months ended September 30, 2020 was $1.5 billion, or 22.8% of revenue, an increase from Adjusted EBITDA of $1.4 billion, or 21.6% of revenue.

Cash flows from operating activities for the nine months ended September 30, 2020 were $1.2 billion, up 95% compared to $620 million for the prior-year. Free cash flow for the nine months ended September 30, 2020 were $1.0 billion, up 130% compared to $445 million for the prior-year. The increase in cash flows from operations as compared to the prior year was primarily due to positive cash flows from our improved working capital for the nine months ended September 30, 2020 as compared to September 30, 2019. During the nine months ended September 30, 2020, the Company had no share repurchase activity.

Risks and Uncertainties Related to the COVID-19 Pandemic

The extent to which COVID-19 continues to impact our business and financial position will depend on future developments, which are difficult to predict, including the severity and scope of the COVID-19 pandemic as well as the types of measures imposed by governmental authorities to contain the virus or address its impact and the duration of those actions and measures. We continue to expect that the COVID-19 pandemic will negatively impact our revenue and operating results for the remainder of 2020, and beyond. During the third quarter of 2020, the COVID-19 pandemic had a negative impact on revenue growth, particularly in our businesses that are discretionary in nature, but otherwise it generally had no material impact on our overall results. Some of our discretionary, project-based businesses saw a reduction in demand, and potential negative impacts on our revenue and operating results may lag behind the developments thus far related to the COVID-19 pandemic. We continue to closely monitor the spread and impact of COVID-19 while adhering to government health directives. We have thorough business continuity and incident management processes in place that have been activated. We are prioritizing the safety and wellbeing of our colleagues. We are communicating frequently with clients and critical vendors, while meeting our objectives via remote working capabilities, overseen and coordinated by our incident management response team. For additional information on the risks posed by COVID-19, see additional disclosures in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020.

Segment Highlights

Human Capital & Benefits

The Human Capital & Benefits (HCB) segment had revenue of $796 million, a decrease of 1% (2% decrease constant currency and 2% decrease organic) from $807 million in the prior-year third quarter. On an organic basis, the global impact of COVID-19 negatively impacted demand in our Talent and Rewards business, causing the majority of the segment’s revenue to decline. Health and Benefits delivered moderate revenue growth, driven by increased consulting and brokerage services and continued expansion of our client portfolio for both local and global appointments. In our Retirement and Technology and Administration Solutions businesses, revenue declined modestly as a result of reduced de-risking activity in North America and less project work outside North America. The HCB segment had an operating margin of 26.3%, as compared to 26.6% for the prior-year third quarter.

Corporate Risk & Broking

The Corporate Risk & Broking (CRB) segment had revenue of $649 million, a nominal decrease (1% decrease constant currency and 1% decrease organic) from $651 million in the prior-year third quarter. On an organic basis, revenue declined in North America due to the non-recurrence of a one-time benefit reflected in the prior year results in connection with a book of business sale. Revenue decreased in Great Britain due to a change in the remuneration model for certain lines of business. This change, which is neutral to operating income, results in lower revenue and an equal reduction to salaries and benefits expense. Absent this change, Great Britain revenue increased, primarily as a result of new business. Both Western Europe and International revenues increased as a result of new business and strong renewals. The CRB segment had an operating margin of 12.5%, as compared to 12.4% for the prior-year third quarter.

Investment, Risk & Reinsurance

The Investment, Risk & Reinsurance (IRR) segment had revenue of $331 million, an increase of 2% (flat constant currency and 3% increase organic) from $325 million in the prior-year third quarter. On an organic basis, most lines of business contributed to the growth. Reinsurance growth was driven by new business wins and favorable renewal factors while Insurance Consulting and Technology revenue grew from technology sales. Max Matthiessen and Investment revenue increased as a result of positive volatility in financial markets. Modest revenue growth in the Investment businesses resulted from client wins and increased project work in the UK. The IRR segment had an operating margin of 8.6%, as compared to 9.3% for the prior-year third quarter.

Benefits Delivery & Administration

The Benefits Delivery & Administration (BDA) segment had revenue of $226 million, an increase of 26% (26% increase constant currency and 6% increase organic) from $179 million in the prior-year third quarter. BDA’s organic revenue increase was primarily driven by the inclusion of TRANZACT in the organic results beginning in August 2020, with growth across all products. TRANZACT generated $96 million of revenue for the three months ended September 30, 2020. Benefits Outsourcing revenue also grew, driven by its expanded client base in our Health practice. The BDA segment had an operating margin of negative 5.3%, as compared to negative 11.9% for the prior-year third quarter.

2020 Guidance Update

Due to the uncertainties caused by the COVID-19 pandemic, Willis Towers Watson previously withdrew (and consequently fully disclaimed) its full-year 2020 guidance. We continue to be unable to predict the extent of the impact of the COVID-19 pandemic, and remain focused on maintaining a strong balance sheet, liquidity, and financial flexibility.

Conference Call

The Company will host a live webcast and conference call to discuss the financial results for the third quarter. It will be held on Thursday, October 29, 2020, beginning at 9:30 a.m. Eastern Time, and can be accessed via the Internet at www.willistowerswatson.com. The replay of the call will be available shortly after the live call for a period of three months. A telephonic replay of the call will also be available for 24 hours at 404-537-3406, conference ID 7489896.

About Willis Towers Watson

Willis Towers Watson (NASDAQ: WLTW) is a leading global advisory, broking and solutions company that helps clients around the world turn risk into a path for growth. With roots dating to 1828, Willis Towers Watson has more than 45,000 employees and services clients in more than 140 countries. We design and deliver solutions that manage risk, optimize benefits, cultivate talent, and expand the power of capital to protect and strengthen institutions and individuals. Our unique perspective allows us to see the critical intersections between talent, assets and ideas — the dynamic formula that drives business performance. Together, we unlock potential. Learn more at willistowerswatson.com.

Willis Towers Watson Non-GAAP Measures

In order to assist readers of our consolidated financial statements in understanding the core operating results that Willis Towers Watson’s management uses to evaluate the business and for financial planning, we present the following non-GAAP measures: (1) Constant Currency Change, (2) Organic Change, (3) Adjusted Operating Income/Margin, (4) Adjusted EBITDA/Margin, (5) Adjusted Net Income, (6) Adjusted Diluted Earnings Per Share, (7) Adjusted Income Before Taxes, (8) Adjusted Income Taxes/Tax Rate and (9) Free Cash Flow.

The Company believes that these measures are relevant and provide useful information widely used by analysts, investors and other interested parties in our industry to provide a baseline for evaluating and comparing our operating performance, and in the case of free cash flow, our liquidity results.

Within these measures referred to as ‘adjusted’, we adjust for significant items which will not be settled in cash, or which we believe to be items that are not core to our current or future operations. Some of these items may not be applicable for the current quarter, however they are expected to be part of our full-year results. These items include the following:

  Transaction and integration expenses - Management believes it is appropriate to adjust for transaction and integration expenses when they relate to a specific significant program with a defined set of activities and costs that are not expected to continue beyond a defined period of time, or significant acquisition-related transaction expenses. We believe the adjustment is necessary to present how the Company is performing, both now and in the future when the incurrence of these costs will have concluded.
  Gains and losses on disposals of operations - Adjustment to remove the gain or loss resulting from disposed operations.
  Pension settlement and curtailment gains and losses - Adjustment to remove significant pension settlement and curtailment gains and losses to better present how the Company is performing.
  Abandonment of long-lived asset - Adjustment to remove the depreciation expense resulting from internally-developed software that was abandoned prior to being placed into service.
  Provisions for significant litigation - We will include provisions for litigation matters which we believe are not representative of our core business operations.
  Tax effect of the CARES Act - Relates to the incremental tax expense impact, primarily from the Base Erosion and Anti-Abuse Tax (“BEAT”), generated from electing certain income tax provisions of the CARES Act.
  Tax effects of internal reorganization - Relates to the U.S. income tax expense resulting from the completion of internal reorganizations of the ownership of certain businesses that reduced the investments held by our U.S.-controlled subsidiaries.

We evaluate our revenue on an as reported (U.S. GAAP), constant currency and organic basis. We believe presenting constant currency and organic information provides valuable supplemental information regarding our comparable results, consistent with how we evaluate our performance internally.

Willis Towers Watson considers Constant Currency Change, Organic Change, Adjusted Operating Income/Margin, Adjusted EBITDA/Margin, Adjusted Net Income, Adjusted Diluted Earnings Per Share, Adjusted Income Before Taxes, Adjusted Income Taxes/Tax Rate and Free Cash Flow to be important financial measures, which are used to internally evaluate and assess our core operations and to benchmark our operating and liquidity results against our competitors. These non-GAAP measures are important in illustrating what Willis Towers Watson’s comparable operating and liquidity results would have been had the Company not incurred transaction-related and non-recurring items. Willis Towers Watson’s non-GAAP measures and their accompanying definitions are presented as follows:

Constant Currency Change – Represents the year-over-year change in revenue excluding the impact of foreign currency fluctuations. To calculate this impact, the prior year local currency results are first translated using the current year monthly average exchange rates. The change is calculated by comparing the prior year revenue, translated at the current year monthly average exchange rates, to the current year as reported revenue, for the same period. We believe constant currency measures provide useful information to investors because they provide transparency to performance by excluding the effects that foreign currency exchange rate fluctuations have on period-over-period comparability given volatility in foreign currency exchange markets.

Organic Change – Excludes the impact of fluctuations in foreign currency exchange rates, as described above and the period-over-period impact of acquisitions and divestitures on current-year revenue. We believe that excluding transaction-related items from our U.S. GAAP financial measures provides useful supplemental information to our investors, and it is important in illustrating what our core operating results would have been had we not included these transaction-related items, since the nature, size and number of these translation-related items can vary from period to period.

Adjusted Operating Income/Margin – Income from operations adjusted for amortization, transaction and integration expenses and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results. Adjusted operating income margin is calculated by dividing adjusted operating income by revenue. We consider adjusted operating income/margin to be important financial measures, which are used internally to evaluate and assess our core operations and to benchmark our operating results against our competitors.

Adjusted EBITDA/Margin – Net Income adjusted for provision for income taxes, interest expense, depreciation and amortization, transaction and integration expenses, (gain)/loss on disposal of operations and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results. Adjusted EBITDA Margin is calculated by dividing adjusted EBITDA by revenue. We consider adjusted EBITDA/margin to be important financial measures, which are used internally to evaluate and assess our core operations, to benchmark our operating results against our competitors and to evaluate and measure our performance-based compensation plans.

Adjusted Net Income – Net Income Attributable to Willis Towers Watson adjusted for amortization, transaction and integration expenses, gains and losses on disposal of operations and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results and the related tax effect of those adjustments and the tax effects of internal reorganizations. This measure is used solely for the purpose of calculating adjusted diluted earnings per share.

Adjusted Diluted Earnings Per Share – Adjusted Net Income divided by the weighted-average number of shares of common stock, diluted. Adjusted diluted earnings per share is used to internally evaluate and assess our core operations and to benchmark our operating results against our competitors.

Adjusted Income Before Taxes – Income from operations before income taxes adjusted for amortization, transaction and integration expenses, gains and losses on disposal of operations and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results. Adjusted income before taxes is used solely for the purpose of calculating the adjusted income tax rate.

Adjusted Income Taxes/Tax Rate – Provision for income taxes adjusted for taxes on certain items of amortization, transaction and integration expenses, gains and losses on disposal of operations, the tax effects of internal reorganizations, and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results, divided by adjusted income before taxes. Adjusted income taxes is used solely for the purpose of calculating the adjusted income tax rate. Management believes that the adjusted income tax rate presents a rate that is more closely aligned to the rate that we would incur if not for the reduction of pre-tax income for the adjusted items and the tax effects of internal reorganizations, which are not core to our current and future operations.

Free Cash Flow – Cash flows from operating activities less cash used to purchase fixed assets and software for internal use. Free Cash Flow is a liquidity measure and is not meant to represent residual cash flow available for discretionary expenditures. Management believes that free cash flow presents the core operating performance and cash-generating capabilities of our business operations.

These non-GAAP measures are not defined in the same manner by all companies and may not be comparable to other similarly titled measures of other companies. Non-GAAP measures should be considered in addition to, and not as a substitute for, the information contained within our condensed consolidated financial statements.

Reconciliations of these measures are included in the accompanying tables with the following exception.

The Company does not reconcile its forward-looking non-GAAP financial measures to the corresponding U.S. GAAP measures, due to variability and difficulty in making accurate forecasts and projections and/or certain information not being ascertainable or accessible; and because not all of the information, such as foreign currency impacts necessary for a quantitative reconciliation of these forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP financial measure, is available to the Company without unreasonable efforts. For the same reasons, the Company is unable to address the probable significance of the unavailable information. The Company provides non-GAAP financial measures that it believes will be achieved, however it cannot accurately predict all of the components of the adjusted calculations and the U.S. GAAP measures may be materially different than the non-GAAP measures.

Willis Towers Watson Forward-Looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements and other forward-looking statements in this document by words such as “may”, “will”, “would”, “expect”, “anticipate”, “believe”, “estimate”, “plan”, “intend”, “continue”, or similar words, expressions or the negative of such terms or other comparable terminology. These statements include, but are not limited to, such things as our outlook, the impact of the COVID-19 pandemic on our business, our pending business combination with Aon plc, future capital expenditures, ongoing working capital efforts, future share repurchases, growth in revenue, the impact of changes to tax laws on our financial results, existing and evolving business strategies and acquisitions and dispositions, demand for our services and competitive strengths, goals, the benefits of new initiatives, growth of our business and operations, our ability to successfully manage ongoing organizational and technology changes, including investments in improving systems and processes, and plans and references to future successes, including our future financial and operating results, plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of Willis Towers Watson’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. All forward-looking disclosure is speculative by its nature.

There are important risks, uncertainties, events and factors that could cause our actual results or performance to differ materially from those in the forward-looking statements contained herein, including the following: the ability of the company to successfully establish, execute and achieve its global business strategy as it evolves; changes in demand for our services, including any decline in consulting services, defined benefit pension plans or the purchasing of insurance; changes in general economic, business and political conditions, including changes in the financial markets; the risk that the COVID-19 pandemic substantially and negatively impacts the demand for our products and services and cash flows, and/or continues to materially impact our business operations, including increased demand on our information technology resources and systems and related risks of cybersecurity breaches or incidents; the risks relating to or arising from our pending business combination with Aon plc announced in March 2020, including, among others, our ability to consummate the transaction, including on the terms of the business combination agreement, on the anticipated timeline, and/or with the required regulatory approvals; significant competition that the company faces and the potential for loss of market share and/or profitability; the impact of seasonality and differences in timing of renewals; the failure to protect client data or breaches of information systems or insufficient safeguards against cybersecurity breaches or incidents; the risk of increased liability or new legal claims arising from our new and existing products and services, and expectations, intentions and outcomes relating to outstanding litigation; the risk the Stanford litigation settlement approval will be overturned on appeal, the risk that the Stanford bar order may be challenged in other jurisdictions, and the risk that the charge related to the Stanford settlement may not be deductible; the risk of substantial negative outcomes on existing litigation or investigation matters; changes in the regulatory environment in which the company operates, including, among other risks, the impact of pending competition law and regulatory investigations; various claims, government inquiries or investigations or the potential for regulatory action; the company’s ability to make divestitures or acquisitions and its ability to integrate or manage such acquired businesses (including the recently-completed acquisition in Latin America); our ability to successfully hedge against fluctuations in foreign currency rates; our ability to integrate direct-to-consumer sales and marketing solutions with our existing offerings and solutions; the ability to comply with complex and evolving regulations related to data privacy and cyber security; the ability to successfully manage ongoing organizational changes, including investments in improving systems and processes; disasters or business continuity problems; the impact of Brexit; risks relating to the U.S. 2020 election, including a potential increase in the corporate tax rate; our ability to successfully enhance our billing, collection and other working capital efforts, and thereby increase our free cash flow; the potential impact of the anticipated replacement of LIBOR; the ability of the company to properly identify and manage conflicts of interest; reputational damage, including from association with third parties; reliance on third-party services; the loss of key employees; doing business internationally, including the impact of exchange rates; compliance with extensive government regulation; the risk of sanctions imposed by governments, or changes to associated sanction regulations; our ability to effectively apply technology, data and analytics changes for internal operations, maintaining industry standards and meeting client preferences; changes and developments in the insurance industry or the United States healthcare system, including those related to Medicare; the inability to protect the company’s intellectual property rights, or the potential infringement upon the intellectual property rights of others; fluctuations in the company’s pension assets and liabilities; the company’s capital structure, including indebtedness amounts, the limitations imposed by the covenants in the documents governing such indebtedness and the maintenance of the financial and disclosure controls and procedures of each; the ability of the company to obtain financing on favorable terms or at all; adverse changes in the credit ratings of the company; the impact of recent changes to U.S. tax laws, including on our effective tax rate, and the enactment of additional, or the revision of existing, state, federal, and/or foreign regulatory and tax laws and regulations; U.S. federal income tax consequences to U.S. persons owning at least 10% of the company’s shares; changes in accounting principles, estimates or assumptions; fluctuation in revenue against the company’s relatively fixed or higher than expected expenses; the laws of Ireland being different from the laws of the United States and potentially affording less protections to the holders of our securities; and the company's holding company structure potentially preventing it from being able to receive dividends or other distributions in needed amounts from our subsidiaries. These factors also include those described under “Risk Factors” in the company’s most recent 10-K and 10-Q filings and subsequent filings filed with the SEC, including definitive additional materials, the merger proxy statement and other filings generally applicable to significant transactions and related integrations that are or will be filed with the SEC. Copies are available online at http://www.sec.gov or www.willistowerswatson.com.

Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of these assumptions, and therefore also the forward-looking statements based on these assumptions, could themselves prove to be inaccurate. In light of the significant uncertainties inherent in the forward-looking statements included in this document, our inclusion of this information is not a representation or guarantee by us that our objectives and plans will be achieved.

Our forward-looking statements speak only as of the date made and we will not update these forward-looking statements unless the securities laws require us to do so. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this document may not occur, and we caution you against relying on these forward-looking statements.

Contact

INVESTORS

Rich Keefe | +1 215 246 3961 | Rich.Keefe@willistowerswatson.com

WILLIS TOWERS WATSON
Supplemental Segment Information
(In millions of U.S. dollars)
(Unaudited)

REVENUE
				Components of Revenue Change(i)
	Three Months Ended September 30,		As Reported	Currency	Constant Currency	Acquisitions/	Organic
	2020	2019	% Change	Impact	Change	Divestitures	Change

Human Capital & Benefits	$796	$807	(1)%	1%	(2)%	0%	(2)%
Corporate Risk & Broking	649	651	0%	0%	(1)%	0%	(1)%
Investment, Risk & Reinsurance	331	325	2%	2%	0%	(3)%	3%
Benefits Delivery & Administration	226	179	26%	0%	26%	19%	6%
Segment Revenue	2,002	1,962	2%	1%	1%	1%	0%
Reimbursable expenses and other	7	27
Revenue	$2,009	$1,989	1%	1%	0%	1%	(1)%

				Components of Revenue Change(i)
	Nine Months Ended September 30,		As Reported	Currency	Constant Currency	Acquisitions/	Organic
	2020	2019	% Change	Impact	Change	Divestitures	Change

Human Capital & Benefits	$2,413	$2,433	(1)%	(1)%	0%	0%	0%
Corporate Risk & Broking	2,089	2,069	1%	(1)%	2%	0%	2%
Investment, Risk & Reinsurance	1,359	1,323	3%	(1)%	3%	(1)%	4%
Benefits Delivery & Administration	666	440	51%	0%	51%	49%	2%
Segment Revenue	6,527	6,265	4%	(1)%	5%	3%	2%
Reimbursable expenses and other	61	84
Revenue	$6,588	$6,349	4%	(1)%	5%	3%	1%

(i) Components of revenue change may not add due to rounding.

SEGMENT OPERATING INCOME/(LOSS) (i)

	Three Months Ended September 30,
	2020	2019

Human Capital & Benefits	$209	$214
Corporate Risk & Broking	81	81
Investment, Risk & Reinsurance	28	31
Benefits Delivery & Administration	(11)	(21)
Segment Operating Income	$307	$305

	Nine Months Ended September 30,
	2020	2019

Human Capital & Benefits	$582	$587
Corporate Risk & Broking	343	312
Investment, Risk & Reinsurance	424	392
Benefits Delivery & Administration	(31)	(67)
Segment Operating Income	$1,318	$1,224

(i) Segment operating income/(loss) excludes certain costs, including amortization of intangibles, restructuring costs, transaction and integration expenses, certain litigation provisions, and to the extent that the actual expense based upon which allocations are made differs from the forecast/budget amount, a reconciling item will be created between internally-allocated expenses and the actual expenses reported for U.S. GAAP purposes.

SEGMENT OPERATING MARGINS

	Three Months Ended September 30,
	2020	2019
Human Capital & Benefits	26.3%	26.6%
Corporate Risk & Broking	12.5%	12.4%
Investment, Risk & Reinsurance	8.6%	9.3%
Benefits Delivery & Administration	(5.3)%	(11.9)%

	Nine Months Ended September 30,
	2020	2019
Human Capital & Benefits	24.1%	24.1%
Corporate Risk & Broking	16.4%	15.1%
Investment, Risk & Reinsurance	31.2%	29.6%
Benefits Delivery & Administration	(4.7)%	(15.3)%

RECONCILIATIONS OF SEGMENT OPERATING INCOME TO INCOME FROM OPERATIONS BEFORE INCOME TAXES

	Three Months Ended September 30,
	2020	2019

Segment Operating Income	$307	$305
Amortization	(108)	(118)
Transaction and integration expenses (i)	(42)	(6)
Unallocated, net (ii)	(84)	(74)
Income from Operations	73	107
Interest expense	(61)	(62)
Other income, net	156	55
Income from operations before income taxes	$168	$100

	Nine Months Ended September 30,
	2020	2019

Segment Operating Income	$1,318	$1,224
Amortization	(348)	(368)
Transaction and integration expenses (i)	(65)	(12)
Unallocated, net (ii)	(309)	(202)
Income from Operations	596	642
Interest expense	(184)	(172)
Other income, net	324	177
Income from operations before income taxes	$736	$647

(i) Includes transaction costs related to the proposed Aon combination and TRANZACT acquisition in 2019.
(ii) Includes certain costs, primarily related to corporate functions which are not directly related to the segments, and certain differences between budgeted expenses determined at the beginning of the year and actual expenses that we report for U.S. GAAP purposes.

WILLIS TOWERS WATSON
Reconciliations of Non-GAAP Measures
(In millions of U.S. dollars, except per share data)
(Unaudited)
RECONCILIATIONS OF NET INCOME ATTRIBUTABLE TO WILLIS TOWERS WATSON TO ADJUSTED DILUTED EARNINGS PER SHARE

	Three Months Ended September 30,
	2020	2019

Net Income attributable to Willis Towers Watson	$121	$75
Adjusted for certain items:
Amortization	108	118
Transaction and integration expenses	42	6
Provision for significant litigation (i)	15	—
Gain on disposal of operations	(85)	—
Tax effect on certain items listed above (ii)	(31)	(29)
Tax effect of the CARES Act	3	—
Adjusted Net Income	$173	$170

Weighted-average shares of common stock, diluted	130	130

Diluted Earnings Per Share	$0.93	$0.58
Adjusted for certain items: (iii)
Amortization	0.83	0.91
Transaction and integration expenses	0.32	0.05
Provision for significant litigation (i)	0.12	—
Gain on disposal of operations	(0.65)	—
Tax effect on certain items listed above (ii)	(0.24)	(0.23)
Tax effect of the CARES Act	0.02	—
Adjusted Diluted Earnings Per Share	$1.33	$1.31

	Nine Months Ended September 30,
	2020	2019

Net Income attributable to Willis Towers Watson	$520	$500
Adjusted for certain items:
Abandonment of long-lived asset	35	—
Amortization	348	368
Transaction and integration expenses	65	12
Provision for significant litigation (i)	15	—
Gain on disposal of operations	(83)	—
Tax effect on certain items listed above (ii)	(96)	(90)
Tax effect of the CARES Act	38	—
Adjusted Net Income	$842	$790

Weighted-average shares of common stock, diluted	130	130

Diluted Earnings Per Share	$3.99	$3.84
Adjusted for certain items: (iii)
Abandonment of long-lived asset	0.27	—
Amortization	2.67	2.82
Transaction and integration expenses	0.50	0.09
Provision for significant litigation (i)	0.12	—
Gain on disposal of operations	(0.64)	—
Tax effect on certain items listed above (ii)	(0.74)	(0.69)
Tax effect of the CARES Act	0.29	—
Adjusted Diluted Earnings Per Share	$6.47	$6.06

(i) See ‘Willis Towers Watson Merger-Related Securities Litigation’ within Part 1, Note 13 in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020.
(ii) The tax effect was calculated using an effective tax rate for each item.
(iii) Per share values and totals may differ due to rounding.

RECONCILIATIONS OF NET INCOME TO ADJUSTED EBITDA

	Three Months Ended September 30,
	2020		2019

Net Income	$122	6.1%	$80	4.0%
Provision for income taxes	46		20
Interest expense	61		62
Depreciation	73		58
Amortization	108		118
Transaction and integration expenses	42		6
Provision for significant litigation (ii)	15		—
Gain on disposal of operations	(85)		—
Adjusted EBITDA and Adjusted EBITDA Margin	$382	19.0%	$344	17.3%

	Nine Months Ended September 30,
	2020		2019

Net Income	$537	8.2%	$522	8.2%
Provision for income taxes	199		125
Interest expense	184		172
Depreciation (i)	238		171
Amortization	348		368
Transaction and integration expenses	65		12
Provision for significant litigation (ii)	15		—
Gain on disposal of operations	(83)		—
Adjusted EBITDA and Adjusted EBITDA Margin	$1,503	22.8%	$1,370	21.6%

(i) Includes abandonment of long-lived asset of $35 million for the nine months ended September 30, 2020.
(ii) See ‘Willis Towers Watson Merger-Related Securities Litigation’ within Part 1, Note 13 in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020.

RECONCILIATIONS OF INCOME FROM OPERATIONS TO ADJUSTED OPERATING INCOME

	Three Months Ended September 30,
	2020		2019

Income from operations	$73	3.63%	$107	5.38%
Adjusted for certain items:
Amortization	108		118
Transaction and integration expenses	42		6
Provision for significant litigation (i)	15		—
Adjusted operating income	$238	11.8%	$231	11.6%

	Nine Months Ended September 30,
	2020		2019

Income from operations	$596	9.0%	$642	10.1%
Adjusted for certain items:
Abandonment of long-lived asset	35		—
Amortization	348		368
Transaction and integration expenses	65		12
Provision for significant litigation (i)	15		—
Adjusted operating income	$1,059	16.1%	$1,022	16.1%

(i) See ‘Willis Towers Watson Merger-Related Securities Litigation’ within Part 1, Note 13 in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020.

RECONCILIATIONS OF GAAP INCOME TAXES/TAX RATE TO ADJUSTED INCOME TAXES/TAX RATE

	Three Months Ended September 30,
	2020	2019
Income from operations before income taxes	$168	$100

Adjusted for certain items:
Amortization	108	118
Transaction and integration expenses	42	6
Provision for significant litigation (i)	15	—
Gain on disposal of operations	(85)	—
Adjusted income before taxes	$248	$224

Provision for income taxes	$46	$20
Tax effect on certain items listed above (ii)	31	29
Tax effect of the CARES Act	(3)	—
Adjusted income taxes	$74	$49

U.S. GAAP tax rate	27.6%	20.4%
Adjusted income tax rate	30.0%	22.2%

	Nine Months Ended September 30,
	2020	2019
Income from operations before income taxes	$736	$647

Adjusted for certain items:
Abandonment of long-lived asset	35	—
Amortization	348	368
Transaction and integration expenses	65	12
Provision for significant litigation (i)	15	—
Gain on disposal of operations	(83)	—
Adjusted income before taxes	$1,116	$1,027

Provision for income taxes	$199	$125
Tax effect on certain items listed above (ii)	96	90
Tax effect of the CARES Act	(38)	—
Adjusted income taxes	$257	$215

U.S. GAAP tax rate	27.1%	19.3%
Adjusted income tax rate	23.1%	21.0%

(i) See ‘Willis Towers Watson Merger-Related Securities Litigation’ within Part 1, Note 13 in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020.
(ii) The tax effect was calculated using an effective tax rate for each item.

RECONCILIATION OF CASH FLOWS FROM OPERATING ACTIVITIES TO FREE CASH FLOW

	Nine Months Ended September 30,
	2020	2019
Cash flows from operating activities	$1,206	$620
Less: Additions to fixed assets and software for internal use	(183)	(175)
Free Cash Flow	$1,023	$445

WILLIS TOWERS WATSON
Condensed Consolidated Statements of Income
(In millions of U.S. dollars, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenue	$2,009	$1,989	$6,588	$6,349

Costs of providing services
Salaries and benefits	1,331	1,283	4,088	3,909
Other operating expenses	382	417	1,253	1,247
Depreciation	73	58	238	171
Amortization	108	118	348	368
Transaction and integration expenses	42	6	65	12
Total costs of providing services	1,936	1,882	5,992	5,707

Income from operations	73	107	596	642

Interest expense	(61)	(62)	(184)	(172)
Other income, net	156	55	324	177

INCOME FROM OPERATIONS BEFORE INCOME TAXES	168	100	736	647

Provision for income taxes	(46)	(20)	(199)	(125)

NET INCOME	122	80	537	522

Income attributable to non-controlling interests	(1)	(5)	(17)	(22)

NET INCOME ATTRIBUTABLE TO WILLIS TOWERS WATSON	$121	$75	$520	$500

Earnings per share
Basic earnings per share	$0.93	$0.58	$4.01	$3.86
Diluted earnings per share	$0.93	$0.58	$3.99	$3.84

Weighted-average shares of common stock, basic	130	130	130	130
Weighted-average shares of common stock, diluted	130	130	130	130

WILLIS TOWERS WATSON
Condensed Consolidated Balance Sheets
(In millions of U.S. dollars, except share data)
(Unaudited)

	September 30,	December 31,
	2020	2019
ASSETS
Cash and cash equivalents	$1,647	$887
Fiduciary assets	15,560	13,004
Accounts receivable, net	2,223	2,621
Prepaid and other current assets	484	525
Total current assets	19,914	17,037
Fixed assets, net	997	1,046
Goodwill	11,131	11,194
Other intangible assets, net	3,125	3,478
Right-of-use assets	894	968
Pension benefits assets	1,041	868
Other non-current assets	935	835
Total non-current assets	18,123	18,389
TOTAL ASSETS	$38,037	$35,426
LIABILITIES AND EQUITY
Fiduciary liabilities	$15,560	$13,004
Deferred revenue and accrued expenses	1,733	1,784
Current debt	973	316
Current lease liabilities	143	164
Other current liabilities	811	802
Total current liabilities	19,220	16,070
Long-term debt	4,641	5,301
Liability for pension benefits	1,172	1,324
Deferred tax liabilities	587	526
Provision for liabilities	560	537
Long-term lease liabilities	915	964
Other non-current liabilities	322	335
Total non-current liabilities	8,197	8,987
TOTAL LIABILITIES	27,417	25,057
COMMITMENTS AND CONTINGENCIES
EQUITY(i)
Additional paid-in capital	10,724	10,687
Retained earnings	2,047	1,792
Accumulated other comprehensive loss, net of tax	(2,253)	(2,227)
Treasury shares, at cost, 17,519 shares in 2020 and 2019, and 40,000 shares, €1 nominal value, in 2019	(3)	(3)
Total Willis Towers Watson shareholders' equity	10,515	10,249
Non-controlling interests	105	120
Total Equity	10,620	10,369
TOTAL LIABILITIES AND EQUITY	$38,037	$35,426

(i) Equity includes (a) Ordinary shares $0.000304635 nominal value; Authorized 1,510,003,775; Issued 128,871,332 (2020) and 128,689,930 (2019); Outstanding 128,871,332 (2020) and 128,689,930 (2019); (b) Ordinary shares, €1 nominal value; Authorized and Issued 40,000 shares in 2019; and (c) Preference shares, $0.000115 nominal value; Authorized 1,000,000,000 and Issued none in 2020 and 2019.

WILLIS TOWERS WATSON
Condensed Consolidated Statements of Cash Flows
(In millions of U.S. dollars)
(Unaudited)

	Nine Months Ended September 30,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES
NET INCOME	$537	$522
Adjustments to reconcile net income to total net cash from operating activities:
Depreciation	238	171
Amortization	348	368
Non-cash lease expense	110	107
Net periodic benefit of defined benefit pension plans	(142)	(93)
Provision for doubtful receivables from clients	28	12
Provision for/(benefit from) deferred income taxes	55	(44)
Share-based compensation	59	48
Net gain on disposal of operations	(83)	—
Non-cash foreign exchange (gain)/loss	(10)	16
Other, net	(21)	(11)
Changes in operating assets and liabilities, net of effects from purchase of subsidiaries:
Accounts receivable	359	193
Fiduciary assets	(2,453)	(1,342)
Fiduciary liabilities	2,453	1,342
Other assets	(78)	(402)
Other liabilities	(217)	(296)
Provisions	23	29
Net cash from operating activities	1,206	620

CASH FLOWS USED IN INVESTING ACTIVITIES
Additions to fixed assets and software for internal use	(183)	(175)
Capitalized software costs	(49)	(43)
Acquisitions of operations, net of cash acquired	(66)	(1,324)
Net proceeds from sale of operations	212	17
Other, net	(22)	(6)
Net cash used in investing activities	(108)	(1,531)

CASH FLOWS (USED IN)/FROM FINANCING ACTIVITIES
Net payments on revolving credit facility	—	(41)
Senior notes issued	282	997
Proceeds from issuance of other debt	—	1,100
Debt issuance costs	(2)	(13)
Repayments of debt	(319)	(825)
Repurchase of shares	—	(147)
Proceeds from issuance of shares	8	31
Payments of deferred and contingent consideration related to acquisitions	—	(47)
Cash paid for employee taxes on withholding shares	(14)	(14)
Dividends paid	(259)	(245)
Acquisitions of and dividends paid to non-controlling interests	(27)	(22)
Other, net	(3)	—
Net cash (used in)/financing activities	(334)	774

INCREASE/(DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	764	(137)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(5)	(22)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, BEGINNING OF PERIOD (i)	895	1,033
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, END OF PERIOD (i)	$1,654	$874

(i) As a result of the acquired TRANZACT collateralized facility, cash, cash equivalents and restricted cash included $7 million of restricted cash at September 30, 2020 and 2019 and $8 million at December 31, 2019, which is included within prepaid and other current assets on our condensed consolidated balance sheets. There were no restricted cash amounts held at December 31, 2018.